Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is entered on this 12th day of April, 2006, (the “Effective Date”), by and between Robert L. Parker (“Parker”), an individual, who resides in Tulsa, Oklahoma, and Parker Drilling Company, a Delaware corporation (the “Company”).
WITNESSETH:
     WHEREAS, Parker is presently serving the Company as Chairman of its Board of Directors and an employee pursuant to an Employment Agreement effective as of November 1, 2002 (the “Employment Agreement”); and
     WHEREAS, Parker and the Company intend that Parker’s employment with the Company terminate effective April 30, 2006; and
     WHEREAS, the Company recognizes the distinguished and substantial contributions of Parker to the Company and the Company desires to continue to access Parker’s valuable knowledge, experience, and abilities as well as his excellent relationships with the customers, vendors and employees of the Company; and
     WHEREAS, the Company desires to engage Parker to serve as a consultant following Parker’s termination of employment, subject to the terms and conditions set forth in this Agreement; and
     WHEREAS, Parker desires to enter this Agreement and to serve the Company in a consulting capacity.
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Parker and the Company agree as follows:
1.	Termination of Employment. By execution of this Agreement, Parker confirms that he will resign all officer positions with the Company, including member and Chairman of the Board of Directors, and all similar positions with all affiliates of the Company, effective April 28, 2006. The parties mutually acknowledge that Parker’s termination from employment with the Company will become effective on April 30, 2006. Parker hereby waives receipt of a Notice of Termination as required by the Employment Agreement. Parker shall be entitled to the payments and benefits described in this Agreement in lieu of any payments or benefits under the Employment Agreement.

2.	Prior Agreements. This Agreement supersedes and replaces any and all agreements between Parker and the Company as to Parker’s employment including, but not limited to, the Employment Agreement.

3.	Retention as Consultant. For a period of twenty-four (24) months commencing May 1, 2006 and ending April 30, 2008 (the “Consulting Term”), Parker shall be retained by the Company as a consultant to assist the Company from time to time in the conduct of its affairs. As compensation for providing consulting services, the Company shall pay Parker the amounts specified in Section 5(b) of this Agreement. After April 30, 2008, Parker shall have no further obligation to serve as a consultant and the Company shall have no further obligation to retain him.

4.	Independent Contractor.
a.	This Agreement does not create, and the Company and Parker stipulate and agree that this Agreement shall not be construed to create any agency relationship, employer/employee relationship, or master/servant relationship by or between the Company and Parker. Parker, in the course and scope of his activities, in the furnishing of services under this Agreement, is solely an independent contractor for any and all purposes.

b.	As an independent contractor, Parker is responsible for the end product requested to be obtained by the Company. The Company shall not direct or control the specific method of performance or provide training to Parker.

c.	Parker represents that he is the sole proprietor of an independent business providing contract services. It is expressly understood and acknowledged that, as an independent business, Parker is required to withhold for all types of federal, state and local taxes on all payments made by the Company for his services.

d.	As an independent contractor, Parker shall not be entitled to benefits under the Company’s worker’s compensation policy or the Company’s unemployment compensation policy, if any, and that Parker shall not be deemed an employee of the Company, or any of its affiliated entities, for any purpose, including, but not limited to, coverage under any applicable labor, employment or workers’ compensation law, regulation or statute.
5.	Payments and Benefits. The Company shall pay to Parker the following:
a.	Severance Payments.

(i)	Parker’s unpaid vacation pay for 2006 which has accrued through April 30, 2006.

(ii)	A lump sum payment of $225,000.00 on November 2, 2006.

(iii)	A payment of $37,500.00 on December 1, 2006 and on the first day of each month thereafter through and including May 1, 2008.

(iv)	The Company shall maintain Parker’s group health plan and group dental plan coverage for the period May 1, 2006 through April 30, 2008, at substantially the same level of coverages as existed on April 30, 2006. Parker and his spouse shall not be required to pay any portion of the premium cost to retain such coverages but in all other respects shall be treated the same as other participants under the terms of such plans. Thereafter, Parker shall be entitled to elect continuation coverage under such plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Company’s procedures for COBRA administration. In the event that COBRA coverage is elected, (i) the COBRA time period shall not be reduced by the post-termination continuation coverage provided pursuant to the foregoing provisions of this subsection, and (ii) Parker and his spouse must pay the full COBRA premium rates as effective during the COBRA coverage period. In the event of any change to the group health plan or group dental plan following April 30, 2006, Parker and his spouse shall be treated consistently with the then-current senior officers of the Company with respect to the terms and conditions of coverage and other substantive provisions of the plan; provided, however, no participant contributions shall be required from them unless COBRA coverage is in effect. Parker hereby agrees to acquire and maintain any and all coverage that either Parker or his spouse are entitled to at any time during their lives under any part of the Medicare program or any similar program of the United States Government or any agency thereof (hereinafter referred to as “Medicare”). Parker further agrees to pay any required premiums for Medicare coverage for he and his spouse from his personal funds. Notwithstanding the foregoing, the coverage of Parker and his spouse under such group medical and/or dental plans maintained by the Company shall terminate in the event that Parker becomes employed by another for-profit employer which maintains a group health plan or plans for its employees providing group medical coverage or group dental coverage, as applicable; provided, however, any COBRA coverage shall not be terminated unless and until permitted under COBRA.

b.	Consulting Payments.
(i)	A lump sum payment of $172,500.00 on November 2, 2006.

(ii)	A payment of $28,750.00 on December 1, 2006 and on the first day of each month thereafter through and including May 1, 2008.
c.	In the event Parker dies prior to or on May 1, 2008, all payments payable pursuant to this Section 5 shall be made to his surviving spouse, if any, or if not, then to such persons or entities as Parker shall designate in writing to the Company; provided, that if Parker fails to so designate, then the payments shall be made to Parker’s estate.

d.	In order to receive the payments and benefits described in subsection 5(a) (to the extent in addition to any benefits required under COBRA), Parker must first execute the Waiver and Release attached hereto as Exhibit A. The Company expressly agrees that the severance payments set forth in subsection 5(a) will be made to Parker (or on his behalf as provided in subsection 5(c)) without regard to his compliance with the Consulting Agreement other than this subsection 5(d).
6.	Additional Expenses. Subject to the terms and conditions of this Agreement, Parker shall be entitled to the following:
a.	Expenses. The Company shall reimburse Parker for all reasonable travel, entertainment and other expenses paid or incurred by Parker in the performance of his duties hereunder, provided the Company has approved such expenses in advance. Parker shall be responsible for the provision of office space, staff support, information technology support and all other supplies at the location of Parker’s choosing that he deems necessary to enable him to perform his duties hereunder.

b.	Lease of Cypress Springs and Parker Ranches; Tulsa Office. The Company shall cause its subsidiary, Parker Drilling Management Services, Inc., to continue to honor its obligation to lease from the Robert L. Parker, Sr. and Catherine M. Parker Family Limited Partnership (the “Partnership”) the properties referenced as Cypress Springs Ranch and the Parker Ranch under the same terms and conditions set forth in each Ranch Lease Agreement effective January 1, 2006, through December 31, 2006. The parties agree that neither the Company nor any of its subsidiaries shall have any obligation to renew either Ranch Lease Agreement after December 31, 2006. Parker shall pay, or cause the Partnership to pay, the Company $75,000.00 in exchange for all equipment, personal property, and land or building improvements currently owned by the Company, or its subsidiaries, and presently located on (i) the Cypress Springs Ranch, (ii) the Parker Ranch and (iii) the Company’s Tulsa office currently occupied by Parker, all of which shall become the exclusive property of Parker, such payment to be made by Parker on or before December 31, 2006.

c.	Personnel Services Contract. The Company shall cause its subsidiary, PD Management Resources, L.P., to continue to honor its obligation to provide services to the Partnership under the same terms and conditions set forth in the Personnel Services Contract effective January 1, 2004, through December 31, 2006. The parties agree that neither the Company nor any of its subsidiaries shall have any obligation to renew the Personnel Services contract after December 31, 2006.
7.	Duties and Responsibilities of Parker. During the Consulting Term, Parker will be available to the Company’s Chairman of the Board, President and Board of Directors for general consulting services related to the Company’s business. Parker’s duties may include the following:
a.	To assist the Company with projects on which Parker worked during his tenure as an employee of the Company;

b.	To bridge relationships between the Company and the Company’s customers, vendors and suppliers;

c.	To assist in litigation or other legal resolution;

d.	To assist the Company in connection with any administrative or legal proceeding relating to matters that arose during the period of his employment with the Company or during the period he provides consulting services pursuant to the terms of this Agreement;

e.	To assist the Company in marketing efforts by allowing the Company to utilize the extensive relationships developed by Parker during his employment tenure with the Company; and,

f.	To serve as a goodwill ambassador for the Company.
8.	Secret and Confidential Information.
a.	Access to Secret and Confidential Information. On an ongoing basis, the Company agrees to give Parker access to Secret and Confidential Information (including, without limitation, Secret and Confidential Information of the Company’s affiliates and subsidiaries) (collectively “Secret and Confidential Information”). Secret and Confidential Information includes, without limitation, all of the Company’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by Parker alone, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company or its affiliates’ or subsidiaries’ methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company requires to be maintained in confidence for the Company’s continued business success.

b.	Agreement Not to Use or Disclose Secret and Confidential Information. In exchange for the Company’s promises to provide Parker with Secret and Confidential Information, Parker shall not during the Consulting Term or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Secret and Confidential Information, except in the ordinary course of the Company’s business or as directed and authorized by the Company.

c.	Agreement to Refrain from Defamatory Statements. Parker shall refrain at all times from publishing any oral or written statements about the Company or any of its affiliates’ directors, officers, employees, agents, investors or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Company or any of its affiliates’ business affairs, directors, officers, employees, agents, investors or representatives; or that constitute an intrusion into the seclusion or private lives of the Company or any of its affiliates’ directors, officers, employees, agents, investors or representatives; or that give rise to unreasonable publicity about the private lives of such directors, officers, employees, agents, investors or representatives; or that place such directors, officers, employees, agents, investors or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of such directors, officers, employees, agents, investors or representatives. A violation or threatened violation of this prohibition may be enjoined.
9.	Duty to Return Company Documents and Property. Upon the termination of the Consulting Term, Parker shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Parker’s possession, whether prepared by Parker or others. If at any time after the Consulting Term, Parker determines that he has any Secret and Confidential Information in his possession or control, Parker shall immediately return to the Company all such Secret and

Confidential Information in his possession or control, including all copies and portions thereof.
10.	Further Disclosure. Parker shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which he may conceive or make (or have conceived or made) alone or with others, during the period of his employment and the Consulting Term, whether or not during working hours, and which directly or indirectly:
a.	relate to matters within the scope, field, duties or responsibility of Parker’s employment or consulting with the Company; or

b.	are based on any knowledge of the actual or anticipated business or interest of the Company; or

c.	are aided by the use of time materials, facilities or information of the Company.
Parker assigns to the Company, without further compensation, all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world. Parker recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Parker alone or with others within the one (1) year period after the Consulting Term, are likely to have been conceived in significant part either while employed by the Company as an employee or while contracted with as a consultant or as a direct result of knowledge Parker had of proprietary information. Accordingly, Parker agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during his period of employment or consulting with the Company, unless and until the contrary is clearly established by Parker.

11.	Inventions. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Parker may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during his period of employment or the Consulting Term, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Parker shall take all actions necessary so that the Company can prepare and present applications for copyright or Letters Patent therefor, and can secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Parker shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Parker acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Parker agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company.

12.	Non-Solicitation Restriction. To protect the Company’s Secret and Confidential Information, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the Company and Parker in Section 8 of this Agreement. In consideration for the Company’s full and timely payment and provision to or for Parker of the payments and benefits due Parker hereunder, Parker hereby covenants and agrees that, during the Consulting Term and for a period of one (1) year thereafter, he will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, in products or services competitive with any products or services sold (or offered for sale) by the Company or any affiliate, from the Company’s or affiliate’s customers or prospective customers, or those individuals or entities with whom the Company or affiliate did business during the period of his employment or the Consulting Term including, without limitation, the Company’s or affiliate’s prospective or potential customers.

13.	Non-Competition Restriction. In consideration for the Company’s full and timely payment and provision to or for Parker of the payments and benefits due Parker hereunder, and for other good and valuable consideration, and in recognition of the Company’s legitimate business interests in protecting itself against the losses it would experience if Parker were to become employed by a competitor of the Company, Parker agrees to the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Parker in Sections 8 through 12 of this Agreement. Parker hereby covenants and agrees that during the Consulting Term and for a period of one (1) year thereafter, provided that the Company has performed its obligations under this Agreement on a timely basis, Parker will not within the entire United States of America, without the prior written consent of the Company’s Board of Directors, become interested in any capacity in which Parker would perform any similar duties to those performed while at the Company, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, or in any other capacity), for any customer of the Company or any affiliate, or in any business entity that sells, provides or develops products or services competitive with any products or services sold, provided or developed by the Company or any affiliate.

14.	No Recruitment Restriction. Parker agrees that during the Consulting Term and for a period of one (1) year thereafter, provided that the Company has performed its obligations under this Agreement on a timely basis, Parker will not, either directly or indirectly, or by acting in concert with others, solicit or influence any employee of the Company or any affiliate to terminate or reduce his or her employment with the Company or any affiliate.

15.	Reformation. If a court or arbitrator concludes that any time period or geographic area specified in any restrictive covenant in Sections 8 through 14 of this Agreement is unenforceable, then the time period will be reduced by the number of months, or the geographical area will be reduced by the elimination of the overbroad portion, or both, so that the restrictions may be enforced in the geographical area and for the time to the full extent permitted by law.

16.	Remedies. Parker acknowledges that the restrictions contained in Sections 8 through 14 of this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Parker of any provision of Section 8 through 14 of this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Parker from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Parker against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

17.	Non-Alienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Parker, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor or such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

18.	Indemnification. The Company shall, to the full extent permitted by law, indemnify and hold harmless Parker from and against any and all liability, costs and damages arising from his service as an employee or consultant of the

Company or its affiliates, specifically including liability, costs and damages that arise in whole or in part from any negligence or alleged negligence of Parker, except, however, to the extent that such liability, cost or damage resulted from an act or omission by Parker that constitutes gross negligence or willful misconduct on his part. To the full extent permitted by Delaware law, the Company shall retain counsel to defend Parker, or shall advance legal fees and expenses to Parker for counsel selected by Parker, in connection with any litigation or legal proceeding related to his service as an employee or consultant of the Company or any affiliate within twenty (20) days after receipt by the Company of a written request for such defense or advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Parker to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. This Section 18 shall be in addition to, and shall not limit in any way, the rights of Parker to any other indemnification from the Company, as a matter of law, contract or otherwise.

19.	Choice of Law: Severability. THIS AGREEMENT SHALL BE GOVERNED, INTERPRETED, CONSTRUED AND ENFORCED PURSUANT TO THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THAT STATE’S CHOICE OF LAW RULES. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provisions contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 21), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

20.	Title and Headings: Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.

21.	Arbitration. Subject to Section 16, any dispute or other controversy (hereafter a “Dispute”) arising under or in connection with this Agreement, whether in contact, in tort, statutory or otherwise, shall be finally and solely resolved by binding arbitration, administered by the American Arbitration Association (the “AAA”) in accordance with the rules of the AAA applicable to the resolution of employment disputes, this Section 21 and, to the maximum extent applicable, the Federal Arbitration Act. Such arbitration shall be conducted by a single arbitrator (the “Arbitrator”). If the parties cannot agree on the choice of an Arbitrator within 30 days after the Dispute has been filed by either party with the AAA, then the Arbitrator shall be selected pursuant to the applicable rules of the AAA. The Arbitrator may proceed to an award notwithstanding the failure of any party to participate in such proceedings. The prevailing party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the Arbitrator in his discretion. The costs of the arbitration shall be borne equally by the parties unless otherwise determined by the Arbitrator in his discretion.

To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. The Arbitrator shall be empowered to impose sanctions and to take such other actions as the Arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.

The award of the Arbitrator shall be (a) the sole and exclusive remedy of the parties, and (b) final and binding on the parties hereto except for any appeals provided by the Federal Arbitration Act. This Section 21 shall not preclude (i) the parties at any time from agreeing to pursue non-binding mediation of the Dispute prior to arbitration hereunder or (ii) the Company from pursuing the remedies available under Section 16 in any court of competent jurisdiction.

22.	Binding Effect; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

23.	Entire Agreement: Amendment and Termination. This Agreement contains the entire agreement of the parties with respect to the employment and consulting relationship between Parker and the Company. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment or termination hereto and that is executed by both parties.

24.	Survival of Certain Provisions. Wherever appropriate to the nature of the term and intention of the parties, the respective rights and obligations of the parties hereunder shall survive any termination or expiration of this Agreement.

25.	No Waiver of Breach. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provision or condition at the same or subsequent time. The failure of a party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

26.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, and its and their successors, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the business and/or assets of the Company or its successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place; provided, however, no such assumption shall relieve the Company of its obligations hereunder.

This Agreement shall inure to the benefit of and be enforceable by Parker’s personal or legal representative, executors, administrators and heirs. In the event of the death of Parker prior to the full provision of payments and benefits hereunder, all such amounts shall be paid under the same payment terms to Parker’s surviving spouse, if any, or if not, then to such persons or entities as Parker shall designate in writing to the Company; provided, that if Parker fails to so designate, then the payments shall be made to Parker’s estate.

27.	Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after it is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:
(i)	If to the Company, addressed to:

Parker Drilling Company Attn: Secretary 1401 Enclave Parkway Suite 600 Houston, TX 77077

(ii)	If to Parker, addressed to:

Robert Parker, Sr. 2021 South Lewis, Suite 600 Tulsa, Oklahoma 74104;
or to such other address as either party may have furnished to the other party in writing in accordance with this Section 27.

28.	Acknowledgment. Parker acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its term and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other party.

29.	Internal Revenue Code Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary, if any provision hereof would result in the imposition of an additional tax under Internal Revenue Code Section 409A and related regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the applicable tax.

30.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
     IN WITNESS WHEREOF, Parker and the Company have executed this Agreement, to be effective as of the Effective Date.

PARKER DRILLING COMPANY		ROBERT L. PARKER

By:	/s/ David C. Mannon	/s/ Robert L. Parker

David C. Mannon, Senior Vice President and Chief Operating Officer

EXHIBIT “A”
WAIVER and RELEASE
     This Waiver and Release (the “Release”) is executed as of this 12th day of April, 2006 by Robert L. Parker (“Parker”).
     WHEREAS, Parker’s employment with the Company was terminated effective as of April 30, 2006;
     NOW THEREFORE, as a condition to, and in consideration of, payment by the Parker Drilling Company (“Company”) of the payments and benefits specified in the Consulting Agreement between Parker and the Company, dated April 12, 2006, Parker hereby agrees as follows:
1.	Parker, for himself and on behalf of his agents, attorneys, heirs, executors, administrators, successors and assigns, hereby irrevocably releases, acquits, discharges and forever forgives the Company, its past and present officers, directors, shareholders, representatives, agents, servants, and employees, and their respective successors, assigns, insurers, parent companies, subsidiaries, and affiliates, and all persons acting by, through, under or in concert with them (the “Releasees”), of and from any and all claims, causes of action, suits, controversies, appeals, grievances, promises, agreements, damages, rights, debts, liabilities, costs, losses, personal injuries and any other compensation whatsoever, whether presently known or unknown, liquidated or unliquidated, matured or contingent, arising at any time through the date of the execution of this Release. This Release covers any and all claims, regardless of whether they arose in contract or in tort or are based upon statutes, laws or rules, regulations, common law principles or otherwise, and includes but is not limited to claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Occupational Safety and Health Act; the Texas Labor Code Section 21.001 et. seq.; the Texas Labor Code; or any other federal, state or local statute, law or regulation relating to employment; claims in connection with workers’ compensation or “whistle blower” statutes; claims for breach of any express or implied contract, interference with contractual or business relations, personal injury, slander, libel, assault, battery, quantum meruit, reformation of contract, breach of implied covenant of good faith and fair dealing, debt, wrongful discharge, defamation, invasion of privacy, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any requests to submit to a drug or polygraph test, and/or whistle blowing, tortious interference, misrepresentation, fraud, conspiracy, negligence or gross negligence; and any other statutory or common-law cause of action, whether or not relating to Parker’s employment with the Company; provided, however, that this Release does not include any claims Parker may have to compensation or benefits to be provided to Parker under any pension or benefit plan in which Parker was or is a participant.

2.	Parker recognizes that he may have some claim, demand, or cause of action against the Releasees of which he is totally unaware and unsuspecting and which is given up by the execution of this Release. It is Parker’s intention in executing this Release with the advice of legal counsel that this Release will deprive him of any such claim and prevent him from asserting the same. The provisions of any local, state, federal, or foreign law, statute, or judicial decision providing in substance that this Release shall not extend to such unknown or unsuspecting claims, demands, or damages, are hereby expressly waived.

3.	Parker understands that signing this Release is an important legal act. Parker acknowledges that he has been advised in writing to consult an attorney before signing this Release. Parker understands that, in order to be eligible for certain benefits, he must sign (and return to the Company without revocation) this Release before he will receive the benefits. Parker acknowledges that he has been given at least 21 days to consider whether to accept the benefits and whether to execute this Release. Furthermore, Parker acknowledges that he may revoke the Release within seven days of signing.

4.	Should any of the provisions set forth in this Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release. Parker acknowledges that this Release sets forth the entire understanding and agreement between the Company and its affiliates and himself concerning the subject matter of this Release and supersedes any prior or contemporaneous oral and/or written agreements or representations regarding the subject matter hereof, if any, between the Company or its affiliates and himself.

5.	This Release is made within the State of Texas and shall in all respects be interpreted, enforced and governed by the laws of the State of Texas.

6.	Parker acknowledges that this Release is in full settlement, satisfaction, and discharge of any and all claims, demands, actions, and causes of action released by Parker, and that it applies to all claims, whether known or unknown. Parker further acknowledges that the consideration to be provided pursuant to the Agreement upon execution of this Release represents amounts and benefits greater than he would be entitled to receive if he were not to execute this Release. Parker represents and warrants that he has full power and authority to enter into and execute this Release. Parker represents that he has carefully read the Release, has had the opportunity to ask questions and have the Release explained to him, that he fully understands all the provisions of this Release, that he has been advised to consult with an attorney of his choice and has had the opportunity to do so, and that Parker is freely, knowingly and voluntarily entering into this Release without reliance on any representations of any kind or character not set forth herein.
IN WITNESS WHEREOF, Robert Parker has executed this Waiver and Release as of the date first above written.

ROBERT L. PARKER

/s/ Robert L. Parker

16